Exhibit 10.7

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of

December 20, 2013,

among

VANTAGE ENERGY, LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

i

v

Table of Contents

Page

SCHEDULES

Schedule 1		-	Lenders and Commitments
Schedule 2		-	Disclosure Schedule
Schedule 3		-	Security Schedule
Schedule 4		-	Organizational and Capital Structure
Schedule 5		-	Specified Counterparties

EXHIBITS

Exhibit A	-		Form of Administrative Questionnaire
Exhibit B	-		Form of Assignment and Acceptance
Exhibit C	-		Form of Borrowing Request
Exhibit D-1	-		Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit D-2	-		Form of Local Counsel Opinion
Exhibit E-1	-		Form of U.S. Tax Compliance Certificate
Exhibit E-2	-		Form of U.S. Tax Compliance Certificate
Exhibit E-3	-		Form of U.S. Tax Compliance Certificate
Exhibit E-4	-		Form of U.S. Tax Compliance Certificate
Exhibit F	-		Form of Compliance Certificate

This SECOND LIEN CREDIT AGREEMENT dated as of December 20, 2013, is by and among VANTAGE ENERGY, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, acting through one or more of its branches or affiliates (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders.

RECITALS

A.                                    The Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date, in an aggregate principal amount equal to $200,000,000. The proceeds of the Loans are to be used solely to repay amounts outstanding under the Existing Credit Agreement and to pay transaction expenses and third party fees related to the Loans and thereafter for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

B.                                    The Borrower desires to secure all of the Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Lenders, a security interest in and Lien upon substantially all of the property of the Restricted Persons, subject to the limitations described herein, in the Security Documents and in the Intercreditor Agreement.

C.                                    The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” has the meaning given to such term in the introductory statement to this Credit Agreement.

“Administrative Agent Fees” has the meaning given to such term in Section 2.05(a).

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a)                                 to vote 10% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b)                                 to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

With respect to the Borrower, Affiliates shall include, but not be limited to, the Permitted Investors.

“Agreement” means this Second Lien Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate as of such date (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period plus 1%; provided that, for the avoidance of doubt, for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association (or any designated successor thereto) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereto if the British Bankers Association is no longer making the British Bankers Association Interest Settlement Rates available) as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Annual Reporting Period” means, with respect to any Fiscal Year: (a) at any time prior to a Qualified IPO, the period ending one hundred twenty (120) days after the end of such Fiscal Year, and (b) at any time after a Qualified IPO, the period ending ninety (90) days after the end of such Fiscal Year.

“Anti-Terrorism Laws” means any requirement of Law related to terrorism financing or money laundering, including the USA PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), Executive Order 13224 (effective September 24, 2001), and the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq.

“Appalachia Gathering Contract” means any contract or agreement that obligates any Restricted Person to deliver from time to time specified volumes of oil, gas or other hydrocarbons produced or to be produced from the Oil and Gas Properties located in the Appalachian region to any gathering, treating, transportation or processing system.

“Appalachia Proved Projected Production” has the meaning given to such term in Section 6.10.

“Applicable Premium” means, with respect to any prepayment under Section 2.12:

(a)                                 if made at any time prior to the first anniversary of the Closing Date, a cash amount with respect to the aggregate principal amount of the Loans prepaid equal to the present value at such repayment date of (i) the amount payable in connection with a prepayment of such Loans on the first anniversary of the Closing Date as specified under clause (b) below) plus (ii) all required interest payments due on such Loans (assuming that the Adjusted LIBO Rate prevailing at the time of the notice of prepayment applies throughout such period) to but excluding the first anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points discounted to the redemption date on a quarterly basis (assuming a 360 day year consisting of twelve 30 day months);

(b)                                 if made on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, a cash amount equal to the product of 100% of the principal amount of the Loans prepaid times 1.00%, and

(c)                                  if made on or after the second anniversary of the Closing Date, $0.

“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract (a) is a First Lien Lender Counterparty, (b) is a Person whose corporate rating is A- or higher by S&P or whose senior unsecured long-term debt obligations are rated A- or higher by S&P, (c) is a Specified Counterparty, or (d) is any other Person satisfactory to the Administrative Agent in its discretion.

“Arrangers” means, collectively, CS Securities and Wells Fargo Securities, LLC in their respective capacities as joint lead arranger and joint bookrunners.

“Asset Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of assets of a Person, or (b) the acquisition of more than fifty percent (50%) of the Equity of any Person or otherwise causing any Person to become a Subsidiary of a Restricted Person.

“Asset Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) the Present Value of the Restricted Persons’ Oil and Gas Properties to (b) Net Debt on such date.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) which generates cash proceeds of more than $100,000 by the Borrower or any Guarantor to any Person other than the Borrower or any Guarantor of (a) any Equity of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any Guarantor (in each case, other than any sale, transfer or disposition permitted under Sections 6.05(a), (b), (d), (e) and (f)).

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets (including leases) or properties used or useful in the property used or useful in the conduct of the Borrower’s business between any Restricted Person and another Person; provided, that the fair market value of the properties or assets traded or exchanged by such Restricted Person is reasonably equivalent to the fair market value of the properties or assets to be received by such Restricted Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning given to such term in the introductory statement to this Credit Agreement.

“Borrower LLC Agreement” means the Limited Liability Company Agreement of the Borrower dated December 18, 2006, as amended, as in effect on the date hereof.

“Borrower Materials” has the meaning given to such term in Section 9.01.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning given to such term in the First Lien Credit Agreement as in effect on the date hereof.

“Borrowing Base Deficiency” has the meaning given to such term in the First Lien Credit Agreement as in effect on the date hereof.

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by First Lien Lenders for purposes of establishing the Borrowing Base (as defined in the First Lien Credit Agreement) then in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” has the meaning given to such term in Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Equivalents” means Investments in:

(a)                                 marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)                                 demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)                                 open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(e)                                  money market or other mutual funds (i) that are rated AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means: (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)                                 at any time prior to a Qualified IPO, (i) the Permitted Investors cease to own, directly or indirectly, at least seventy-five (75%) of the combined voting power of all Equity of the Borrower entitled to vote for members of the Board of Managers of the Borrower, calculated on a fully-diluted basis, or (ii) a majority of the seats (other than vacant seats) on the Board of Managers of the Borrower shall at any time be occupied by persons who were neither (A) nominated by the Board of Managers of the Borrower nor (B) appointed by members of the Board of Managers so nominated,

(b)                                 upon consummation of and at any time after a Qualified IPO, (i) any Person or two or more Persons acting as a group, other than one or more Permitted Investors, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by the Borrower’s management or their designees to be voted in favor of Persons nominated by the Borrower’s Board of Managers or equivalent governing body) of 35% or more of the Equity in the Borrower entitled to vote for members of the Board of Managers or equivalent governing body of the Borrower (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right), or (ii) a majority of the seats (other than vacant seats) on the Board of Managers or equivalent governing body of the Borrower shall at any time be occupied by persons who were neither (A) nominated by the Board of Managers or equivalent governing body of the

Borrower nor (B) appointed by members of the Board of Managers or equivalent governing body so nominated, or

(c)                                  the occurrence of any “change of control” under the First Lien Credit Agreement.

“Charges” has the meaning given to such term in Section 9.09.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.08).

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Obligations.  For the avoidance of doubt, except as otherwise provided in Section 5.16(a), the Vista Gathering System shall not constitute “Collateral” for purposes of this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loan on the Closing Date hereunder as set forth on Schedule 1.

“Communications” has the meaning given to such term in Section 9.01.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated December 3, 2013.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Debt” means the categories of Liabilities of the Borrower and its properly Consolidated Subsidiaries described in clauses (a), (b), (c), (f), (h), (i) and (j) of the definition of “Indebtedness” in Section 1.01 (without duplication).

“Control Agreement” means a control agreement to be executed and delivered among any Restricted Person, the Administrative Agent and each bank or securities intermediary at which such Restricted Person maintains any deposit account or securities account, in form and substance acceptable to the Administrative Agent.

“Credit Facility” means, collectively, the Commitments and the Loans made hereunder.

“Credit Suisse” has the meaning given to such term in the preamble to this Agreement.

“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.

“Debtor Relief Laws” means, collectively, Title 11 of the United States Bankruptcy Code and any other bankruptcy, insolvency, liquidation, restructuring, reorganization, compromise, arrangement, readjustment of debt, conservatorship, receivership, winding-up, dissolution, or similar laws of the United States and any other applicable jurisdictions from time to time in effect.

“Default” means the occurrence of any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the

Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Schedule” means Schedule 2 hereto.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in any Restricted Person or to the direct or indirect holders of any Restricted Person’s Equity in their capacity as such (other than dividends or distributions payable in Equity of such Restricted Person or payable to any Restricted Person), or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in any Restricted Person.

“Dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of any Restricted Person.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Embargoed Person” means any party that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs (a “SDN”), (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, or (c) is controlled by a SDN.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 5.02 with respect to the Proved Reserves of the Restricted Persons.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Threshold Amount” means $2,500,000.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning given to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 19, 2011 among the Borrower and the First Lien Agent and the lenders party thereto, as amended or supplemented to the date hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated December 7, 2013 between the Borrower and the Administrative Agent.

“Fees” means the Administrative Agent Fees, the Upfront Fees and any other fees set forth in any separate writing between the Borrower and any Agent or Arranger.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Agent” means the Person serving in the capacity as the “administrative agent” under the First Lien Credit Agreement to the extent permitted under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of the Closing Date, among the Borrower, First Lien Agent and the First Lien Lenders, as amended, restated, supplemented or otherwise modified but only to the extent permitted under the terms of the Intercreditor Agreement.

“First Lien Effective Date” means the “Closing Date” as defined in the First Lien Credit Agreement.

“First Lien Lender Counterparty” means any of the “Approved Counterparties” (as this term is defined in the First Lien Credit Agreement) under the First Lien Credit Agreement that is a party to a Hedging Contract with any Restricted Person.  If a Person ceases to be an Approved Counterparty under the First Lien Credit Agreement but remains a party to such Hedging Contract, such Person shall nonetheless remain a First Lien Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was an Approved Counterparty under the First Lien Credit Agreement.

“First Lien Lender Hedging Obligation” has the meaning given thereto in the First Lien Credit Agreement.

“First Lien Lenders” means the lenders party to the First Lien Credit Agreement from time to time.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to the First Lien Agent in connection with First Lien Credit Agreement or any transaction contemplated thereby to secure or guarantee the payment of any part of the obligations or the performance of any Restricted Person’s other duties and obligations under the First Lien Loan Documents.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Flood Insurance Regulations” has the meaning given to such term in Section 4.16.

“Forecasted PDP Reserve Production” means, for any period, the forecasted production of crude oil, natural gas liquids or natural gas (measured on a MMBtue basis, not sales price) for such period from the Restricted Persons’ Proved Developed Producing Reserves, as forecasted in the most recent Engineering Report delivered pursuant to this Agreement, after deducting forecasted production from any Oil and Gas Properties sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties that had not been reflected in such report.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change and the parties agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change to cause them to measure substantially the same financial performance as the existing covenants; provided that compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and Majority Lenders.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning given to such term in Section 9.04(i).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person who has guaranteed some or all of the Obligations and who has been accepted by the Administrative Agent as a Guarantor or any Subsidiary which now or hereafter executes and delivers a guaranty to the Administrative Agent pursuant to Section 5.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication

(a)                                 Liabilities for borrowed money;

(b)                                 Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c)                                  Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)                                 Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e)                                  Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof which would be accounted for as an interest expense under GAAP;

(f)                                   Liabilities constituting principal under Capital Lease Obligations;

(g)                                  Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h)                                 Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)                                     Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j)                                    Liabilities with respect to letters of credit or applications, surety bonds, or reimbursement agreements therefor;

(k)                                 Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(l)                                     Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor, other than Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given to such term in Section 9.05(b).

“Independent Engineer” means each of Netherland, Sewell & Associates, Inc., Wright & Company, Inc. and/or such other independent petroleum engineering firm chosen by the Borrower and reasonably acceptable to Administrative Agent.

“Information” has the meaning given to such term in Section 9.16.

“Initial Engineering Report” means, collectively, (a) the engineering report with respect to the Proved Reserves of the Restricted Persons, prepared by Netherland, Sewell & Associates, Inc. as of October 1, 2013 and submitted to the Administrative Agent, and (b) the engineering report with respect to the Proved Reserves of the Restricted Persons, prepared by Wright & Company, Inc. as of October 1, 2013 and submitted to the Administrative Agent.

“Initial Financial Statements” means (a) the Borrower’s audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Years ending 2011 and 2012, and (b) the Borrower’s unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Fiscal Quarters ending March 31, 2013, June 30, 2013 and September 30, 2013.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature.  In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other the Restricted Persons under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Intercreditor Agreement” has the meaning given to such term in Section 9.19.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Maturity Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means, including but not limited to any Asset Acquisition.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender Parties” means Administrative Agent and all Lenders.

“Lenders” means (a) the Persons listed on Schedule 1 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Eligible Assignee that has become a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association

Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) (or the successor thereto if the British Bankers’ Association is no longer making a LIBO Rate available) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement (other than a protective filing for a lease transaction), any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Intercreditor Agreement, the Security Documents, the Fee Letter, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters), and together with all schedules, exhibits, annexes and other attachments thereto.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Majority Lenders” means, at any time, Lenders having Loans representing more than 50% of the aggregate principal amount of all Loans outstanding at such time; provided that the Loans of any Defaulting Lender shall be disregarded in the determination of the Majority Lenders at any time.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) the Borrower’s Consolidated financial condition, (b) the

Borrower’s Consolidated business, assets, operations or properties, considered as a whole, (c) the Borrower’s ability to timely pay the Obligations after giving effect to any cure period contained in any Loan Document, or (d) the enforceability of the material terms of any Loan Documents against the Restricted Persons.

“Material Contract” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents but including the First Lien Loan Documents) that is materially significant to the Restricted Persons on a Consolidated basis.

“Maturity Date” means the date that is five years after the Closing Date.

“Maximum Rate” has the meaning given to such term in Section 9.09.

“Minimum Collateral Amount” means Oil and Gas Properties to which are attributable, eighty percent (80%) of the Present Value of the Restricted Persons’ Proved Reserves as reflected in the Engineer’s Report most recently delivered pursuant to Section 5.01(d).

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 3.01(i) or pursuant to Section 5.16 or Section 5.17.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Hedging Contracts in respect of notional volumes or amounts corresponding the property subject of such Asset Sale or any Indebtedness being repaid under clause (iv) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Document) on the asset sold in such Asset Sale and required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 365 days of receipt of such proceeds and (y) no

Default or Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period (provided that pending the final application of any such Net Cash Proceeds in accordance with this Agreement, the Borrower may temporarily invest such proceeds in any manner that is not prohibited by this Agreement), at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Debt” means, at any time, Consolidated Debt minus the aggregate amount of unrestricted cash and Cash Equivalents on the balance sheet of the Borrower and its Subsidiaries as of such date.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents.  “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means, all of the following which are, at the time in question, owned by any of the Restricted Persons: (a) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), (b) all oil and gas gathering, treating, storage, processing and handling assets, (c) all pipelines, and (d) all platforms, wells wellhead equipment, pumping units, flowlines, tanks, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant” shall have the meaning given to such term in Section 9.04(f).

“Participant Register” shall have the meaning given to such term in Section 9.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted First Lien Debt” has the meaning given to such term in Section 6.01(d).

“Permitted Investments” means

(a)                                 Cash Equivalents;

(b)                                 (i) normal and prudent extensions of credit by the Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (ii) Investments received in satisfaction or partial satisfaction of obligations described in the immediately preceding clause (i), from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)                                  Investments by a Restricted Person in any other Restricted Person, provided that any extensions of credit among the Restricted Persons shall be subject to compliance with Section 6.01(e);

(d)                                 Hedging Contracts to the extent permitted pursuant to Section 6.03;

(e)                                  Investments resulting from transactions specifically permitted under Section 6.05 or Section 6.07;

(f)                                   Investments in, to or with third parties under standard form operating agreements, pooling agreements, unitization agreements, farm-out agreements (to the extent permitted under Section 6.05(f)) or area of mutual interest agreements (provided that a Lien in such Restricted Person’s interests therein can be granted in favor of the Administrative Agent to secure the Obligations without violation of such agreements), farm-in agreements and participation agreements and, subject to Section 6.10, agreements with respect to gathering systems, pipelines, or other similar arrangements, in each case, in the ordinary course of business;

(g)                                  Investments permitted under Section 6.04; and

(h)                                 Investments not described in subsections (a) through (g) above which do not (taking into account all Investments of all the Restricted Persons) exceed an aggregate amount of $10,000,000 during any Fiscal Year.

“Permitted Investors” means Quantum Energy Partners IV, LP, QEM IV Direct Investment Partners, Q-Vantage Parallel Partners, Carlyle/Riverstone Global Energy and Power Fund III, L.P., C/R Energy Coinvestment III, L.P., C/R Energy III Vantage Partnership, L.P., LR-Vantage Holdings, L.P., Riverstone Energy Coinvestment III, L.P., C/R Energy Coinvestment III, L.P., and their respective Affiliates (but excluding their other portfolio companies).

“Permitted Liens” means:

(a)                                 statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)                                 deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  Liens under the Security Documents securing the Obligations;

(f)                                   [Reserved];

(g)                                  judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such

Lien has been commenced; and such Liens are covered by a bond or insurance reasonably acceptable to the Administrative Agent;

(h)                                 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(i)                                     Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(j)                                    encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

(k)                                 (i) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted under Section 6.01(b), (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 6.01;

(l)                                     all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; and

(m)                             Liens created under the First Lien Security Documents to secure the obligations contemplated by the First Lien Loan Documents or any Permitted Refinancing thereof, in each case, subject to the terms of the Intercreditor Agreement.

“Permitted Refinancing” means any refinancing, renewal or extension of Permitted First Lien Debt (in this definition, “Existing Indebtedness”), provided that:

(a)                                 the amount of such Existing Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to all accrued and unpaid interest thereon, plus a reasonable premium or other reasonable amount paid, and fees, original issue discount and expenses reasonably incurred, in connection with such refinancing, renewal, or extension;

(b)                                 no Default or Event of Default exists on the date of issuance of such refinanced, renewed, or extended Indebtedness or will occur as a result of the issuance of such Indebtedness;

(c)                                  such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Obligations; and

(d)                                 the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Permitted Tax Distribution” has the meaning given to such term in Section 6.06(d).

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 9.01.

“Present Value” means, as of any date of determination for the Restricted Persons, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of the Restricted Persons’ Proved Reserves, as set forth in the most recent Engineering Report delivered pursuant hereto, calculated in accordance with the SEC guidelines and using the five-year strip price for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the New York Mercantile Exchange (or its successor) on such date of determination and adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Engineering Report, adjusted for any basis differential as of the date of determination, as of the date of estimation without future escalation, and discounted using an annual discount rate of 10%.  Present Value shall be adjusted to give effect to the Hedging Contracts permitted by this Agreement as in effect on the date of such determination.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and revised and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Public Lender” has the meaning given to such term in Section 9.01.

“Qualified IPO” means the issuance by Borrower of its common Equity in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Reporting Period” means, with respect to any Fiscal Quarter: (a) at any time prior to a Qualified IPO, the period ending sixty (60) days after the end of such Fiscal Quarter, and (b) at any time after a Qualified IPO, the period ending forty-five (45) days after the end of such Fiscal Quarter.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning given to such term in Section 9.04(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” has the meaning given such term in Section 2.11(a).

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, President or Chief Financial Officer of the Borrower, and with respect to any other Restricted Person, if such Restricted Person is a limited liability company, a Manager of such Restricted Person, and if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person.

“Restricted Person” means any of the Borrower and each Guarantor.

“S&P” means Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, Control Agreements, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments listed on Schedule 4 or hereafter delivered by any Restricted Person to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Specified Counterparties” means each hedge counterparty listed in Schedule 5.

“SPV” shall have the meaning given to such term in Section 9.04(i).

“Staff Engineers” means petroleum engineers who are employees of the Borrower or of a staffing company that provides its employees to the Borrower.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.  Unless otherwise stated, each reference to “Subsidiary” herein shall be deemed to mean a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of

an application for a waiver of the minimum funding standard with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is less than 60 percent, or (i) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $5,000,000.

“Total PDP Projected Production” means the projected production of oil, gas, and natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them Proved Developed Producing Reserves, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.02(d) or (e).

“Total Proved Projected Production” means the projected production of oil, gas, and natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them Proved Reserves, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.02(d) or (e).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Restricted Persons of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (c) the payment of related fees and expenses.

“Treasury Rate” means, as of any date of determination, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“United States” and “U.S.” mean the United States of America.

“Upfront Fees” has the meaning given to such term in Section 2.05(b).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 4.05(ii)(B)(iii).

“Vantage II” means Vantage Energy II, LLC, a Delaware limited liability company.

“Vista Gathering Sale” means the sale, assignment, contribution or other disposition, in one or more transactions, of the assets that comprise the Vista Gathering System to one or more Persons, including any Subsidiary not constituting a Restricted Person, that is completed on or prior to December 31, 2014.

“Vista Gathering System” means the gathering system owned by Vantage Energy Appalachia LLC and Vista Gathering, LLC.

“Withholding Agent” means any Restricted Person and the Administrative Agent.

Section 1.02                             Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof and consistent with financial statements delivered hereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive.  Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.  References to “days” shall mean calendar days, unless the term “Business Day” is used.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.03                             Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.

Section 1.04                             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

ARTICLE II

The Credits

Section 2.01                             Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

Section 2.02                             Loans.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                                 Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to

Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                 Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Loan to be made on the Closing Date (i.e., the amount advanced to the Borrower on the Closing Date) shall be equal to 99% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan shall be the “initial” principal amount of such Loan and be deemed outstanding on the Closing Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

Section 2.03                             Borrowing Procedure.  In order to request the Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing.  Such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of the written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the amount of such Borrowing; and (iv) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04                             Evidence of Debt; Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)                                  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05                             Fees.  (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees as separately agreed in a writing between the Borrower and the Administrative Agent at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(b)                                 The Borrower agrees to pay to the Arrangers, for the account of each Lender, the upfront fees as separately agreed in a writing between the Borrower and the Arrangers (or its designated Affiliate) at the times and in the amounts specified therein (the “Upfront Fees”).

(c)                                  The Borrower agrees to pay to any Arranger or Agent, as applicable, any fees separately agreed in writing between the Borrower and such Person at the times and in the amounts specified therein.

(d)                                 All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06                             Interest on Loans.  (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus 6.50%.

(b)                                 Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 7.50%.

(c)                                  Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07                             Default Interest.  If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then until such defaulted amount shall have been paid in full, such unpaid amounts, to the extent permitted by law, shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08                             Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09                             Termination of Commitments.  The Commitments shall automatically terminate upon the making of the Loans on the Closing Date.

Section 2.10                             Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)                                     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)                                  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)                               each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount;

(iv)                              accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)                                 if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi)                              any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)                           any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)                        no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(ix)                              upon notice to the Borrower from the Administrative Agent given at the request of the Majority Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11                             Repayment of Loans.  (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans (as adjusted from time to time pursuant to Section 2.12 and Section 2.13) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
March 31, 2014	$500,000.00
June 30, 2014	$500,000.00
September 30, 2014	$500,000.00
December 31, 2014	$500,000.00
March 31, 2015	$500,000.00
June 30, 2015	$500,000.00
September 30, 2015	$500,000.00
December 31, 2015	$500,000.00
March 31, 2016	$500,000.00
June 30, 2016	$500,000.00
September 30, 2016	$500,000.00
December 31, 2016	$500,000.00
March 31, 2017	$500,000.00
June 30, 2017	$500,000.00
September 30, 2017	$500,000.00
December 31, 2017	$500,000.00
March 31, 2018	$500,000.00
June 30, 2018	$500,000.00
September 30, 2018	$500,000.00

(b)                                 To the extent not previously paid, all Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)                                  All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12                             Voluntary Prepayment.  (a) Subject to the concurrent payment of the Applicable Premium, the Borrower may at any time and from time to time prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)                                 Voluntary prepayments of Loans under Section 2.12(a) shall be applied in direct order of maturity against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

(c)                                  Each notice of prepayment under Section 2.12(a) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice by written notice to the Administrative Agent no later than 12:00 (noon), New York City time, on the date of prepayment and/or extend the prepayment date by not more than five Business Days; provided further, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other incurrences or issuance of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 12:00 (noon), New York City time, on the specified effective date) if such condition is not satisfied.  All prepayments under this Section 2.12 (including with respect to any revocation or extension) shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by (i) the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and (ii) the Applicable Premium.

Section 2.13                             Mandatory Prepayments.  (a) Not later than the third Business Day following the receipt by the Borrower or any Subsidiary of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans and pay any accrued and unpaid interest then due on the amount of such principal then prepaid.

(b)                                 In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any Subsidiary (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01), the Borrower shall substantially simultaneously with the receipt of such Net Cash Proceeds by the Borrower or such Subsidiary (and in any event not later than the Business Day next following), apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and pay any accrued and unpaid interest then due on the amount of such principal then prepaid.

(c)                                  All prepayments of Loans under Section 2.13(a) and (b) shall be accompanied by the concurrent payment of accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d)                                 Mandatory prepayments of Loans under this Agreement shall be applied in direct order of maturity against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

(e)                                  The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13(a) (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13(a) shall be subject to Section 2.16.

Section 2.14                             Reserve Requirements; Change in Circumstances.  (a) If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate); (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15                             Change in Legality.  (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)                                     such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)                                  such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)                                 For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16                             Breakage.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder or an assignment under Section 9.04, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17                             Pro Rata Treatment.  Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18                             Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Restricted Person, or pursuant to a secured claim under Section 506 of Title 11 of the United States Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19                             Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts)

hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  Any payments received by the Administrative Agent after that time on such due date (in the Administrative Agent’s sole discretion) shall be deemed to have been paid by the Borrower on the next succeeding Business Day for the purpose of calculating interest thereon.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)                                 Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20                             Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower or any other Restricted Person under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Restricted Person shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Restricted Persons shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Restricted Person to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Restricted Person has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Restricted Persons to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.  For purposes of this Section 2.20, the term “applicable law” includes FATCA.

Section 2.21          Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such hereunder with respect thereto (including any amounts under Section 2.14 and Section 2.16 and, if applicable, the Applicable Premium pursuant to Section 2.12(b) (with such assignment being deemed to be an voluntary prepayment for purposes of determining the applicability of Section 2.12(b), such amount to be payable by the Borrower)); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)           If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22          Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, provided all amounts owing to the Borrower under “fourth” above have been paid to the Borrower, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Conditions of Lending

Section 3.01          Closing Date.  The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

(a)           Borrowing Request.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)           Loan Documents.  The Administrative Agent shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to the Administrative Agent, and (ii) in such numbers as the Administrative Agent or its counsel may request.  In connection with the execution and delivery of the Security Documents, the Administrative Agent shall (i) be reasonably satisfied that the Security Documents create first priority (subject in priority only to the Liens securing the Permitted First Lien Debt), perfected Liens on the Minimum Collateral Amount based upon the Initial Engineering Report, (ii) be reasonably satisfied that the Control Agreements create perfected first priority (subject in priority only to the Liens securing the Permitted First Lien Debt) Liens on each of the deposit accounts and securities accounts of each Restricted Person identified on Schedule 3 attached hereto, and (iii) have received UCC financing statements (duly authorized) as the Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(c)           Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing or authorized to execute the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.

(d)           Closing Certificate.  The Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of the Borrower, of even date with this Agreement, in which such officer (i) certifies to the satisfaction of each of the conditions set out in subsections (b), (c), (u), (v) and (w) of Section 3.01, (ii) certifying that no default or event of default under any Material Contract has occurred and is continuing or would result from the Borrowing on the Closing Date, and (iii) certifying that no default or event of default under any First Lien Loan Document has occurred and is continuing or would result from the Borrowing on the Closing Date.

(e)           Governmental Authorizations and Consents.  Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by the Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f)            Environmental Reports.  The Administrative Agent shall have received existing reports and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets.

(g)           Evidence of Insurance.  The Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 5.08 is in full force and effect and that the Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 5.08.

(h)           Opinions of Counsel to Restricted Persons.  The Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Restricted Persons in the form of Exhibit D-1 and Exhibit D-2 and opining as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to the Administrative Agent and Lenders).

(i)            Fees.  The Administrative Agent shall have received all Fees and all recording, filing, and other fees or reimbursements (including, without limitation, reasonable and documented legal fees to the extent invoiced at least two Business Days prior to the Closing Date) required to be paid to the Administrative Agent or any Lender pursuant to any Loan Documents or any other agreement heretofore entered into.  The Administrative Agent shall have received payment from the Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(j)            Financial Statements.  Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to the Administrative Agent.

(k)           Initial Engineering Report.  Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(l)            Title.  The Administrative Agent shall have received reasonably satisfactory evidence of title to Restricted Persons’ Proved Reserves.

(m)          No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(n)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(o)           First Lien Loan Documents.  The Administrative Agent shall have received a true, correct and complete copy of the First Lien Credit Agreement, the Intercreditor Agreement, and each other First Lien Loan Document, duly executed and delivered by each party thereto.  Simultaneously with making of the Loans on the date hereof, the First Lien Effective Date shall occur and all conditions precedent to the First Lien Effective Date will be fully satisfied.

(p)           Financial Projections.  The Administrative Agent shall have received (i) financial projections for the Borrower and its Subsidiaries for each Fiscal Year ending through December 31, 2018, and (ii) a pro forma Consolidated balance sheet, statements of income and cash flow of the Borrower as of and for the twelve-month period ending on September 30, 2013, prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions were believed to be reasonable at the time of preparation), are based on the information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(q)           Capital Structure.  The capital structure of the Restricted Persons as of the Closing Date shall be as reflected on Schedule 4.

(r)            Due Diligence.  The Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(s)            Know Your Customer Requirements.  At least five Business Days prior to the Closing Date, the Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t)            Other Documentation.  The Administrative Agent shall have received all documents and instruments that the Administrative Agent has then reasonably requested, in addition to those described in this Section 3.01.  All such additional documents and instruments shall be reasonably satisfactory to the Administrative Agent in form, substance and date.

(u)           Representations and Warranties.  All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the Closing Date as if such representations and warranties had been made as of such date, except to the extent that such representation or warranty was made as of a specific date, in which cases such representations and warranties shall have been true and correct on and as of such earlier date.

(v)           No Default  No Default or Event of Default shall exist at the Closing Date.

(w)          No Material Adverse Change.  Since the date of the most recent audited Initial Financial Statements, no Material Adverse Change has occurred.

(x)           No Violation.  The making of the Loans on the Closing Date shall not be prohibited by any Law and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such Law.

(y)           Lien Search Results.  The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Restricted Persons in the states (or other jurisdictions) of formation of such Persons, in which the chief executive officer of each such Person is located and in the other jurisdictions in which such Persons maintain property, together with copies of any financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be released or terminated contemporaneously with the funding of the Loans on the Closing Date.

(z)                                  Solvency.  The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Restricted Persons, on a consolidated basis, after giving effect to the Transactions to occur on the Closing Date, are not Insolvent.

(aa)                          Outstanding Indebtedness.  After giving effect to the Transactions, the Restricted Persons and their Subsidiaries shall have no outstanding Indebtedness for borrowed money or preferred stock other than (i) the Loans and (ii) the Indebtedness under the First Lien Credit Agreement.

ARTICLE IV

Representations and Warranties

To confirm each Lender’s understanding concerning the Restricted Persons and the Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to Administrative Agent and each Lender that:

Section 4.01                             No Default.  No event has occurred and is continuing which constitutes a Default.

Section 4.02                             Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States in which Oil and Gas Properties owned or leased by it (and covered by the Security Documents) are located.

Section 4.03                             Authorization.  Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  The Borrower is duly authorized to borrow funds hereunder.

Section 4.04                             No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law in any material respect, (ii) the Organizational Documents of any Restricted Person, (iii) any First Lien Loan Document or (iv) any other material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.  Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or any First Lien Loan Document or to consummate any transactions contemplated by the Loan Documents or the First Lien Loan Documents.

Section 4.05                             Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar Laws of general application relating to the enforcement of creditors’ rights and general equitable principles related to enforceability.

Section 4.06                             Initial Financial Statements; No Material Adverse Change.  The Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  Each of the Initial Financial Statements fairly present, in all material respects, the Borrower’s Consolidated financial position at the date thereof and the Consolidated results of the Borrower’s operations and the Borrower’s Consolidated cash flows for the periods thereof.  Since the date of the most recent audited Initial Financial Statements no Material Adverse Change has occurred, except as reflected in Section 4.06 of the Disclosure Schedule.  All Initial Financial Statements were prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

Section 4.07                             Other Obligations and Restrictions.  No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s Consolidated financial condition required under GAAP to be shown but not shown in the Initial Financial Statements or disclosed in Section 4.07 of the Disclosure Schedule or otherwise permitted under Section 6.01.

Section 4.08                             Full Disclosure.  None of the written factual information, exhibits and reports (taken as a whole), in each case delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby or the Confidential Information Memorandum contains any untrue statement of a material fact or omit to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by the Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made.  There is no fact known to any Responsible Officer of any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by the Restricted Persons) that is not shown in the Initial Financial Statements, is not disclosed in the Disclosure Schedule, or that has not been otherwise disclosed to each Lender in writing that would, reasonably be expected to cause a Material Adverse Change.  There are no statements or conclusions in any Engineering Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that no Restricted Person warrants that such opinions, estimates and projections will ultimately prove to have been accurate. The Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 4.09                             Litigation.  Except as disclosed in Section 4.09 of the Disclosure Schedule:  (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending before any Governmental Authority, or to the knowledge of a Responsible Officer of any Restricted Person threatened in writing, (i) against or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) or (ii) otherwise against any Restricted Person, which in the case of this clause (ii) would reasonably be expected to result in a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any Governmental Authority (i) against or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) or (ii) otherwise against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers which in the case of this clause (b) would reasonably be expected to result in a Material Adverse Change.

Section 4.10                             ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in Section 4.10 of the Disclosure Schedule.  Except as disclosed in the Initial Financial Statements or in Section 4.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event.  All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA.  There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to result in a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.  Except as set forth in Section 4.10 of the Disclosure Schedule:  (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither the Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law or as would not reasonably be expected to result in a Material Adverse Change, and (c) neither the

Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 4.11                             Environmental and Other Laws.  Except as disclosed in Section 4.11 of the Disclosure Schedule: (a) the Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in material compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the knowledge of the Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, which could reasonably be expected to result in a Material Adverse Change; (d) to the knowledge of the Borrower, no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.  Each Restricted Person undertook, at the time of its acquisition of each of its material properties, what it believed to be a commercially reasonable inquiry in accordance with customary industry practices into the previous ownership and uses of the property and any potential environmental liabilities associated therewith.  Each Restricted Person’s liability for future plugging and abandonment costs is properly reflected in the Initial Financial Statements or in the most recently delivered financial statements pursuant to Section 5.02.

Section 4.12                             Names and Places of Business.  No Restricted Person has, during the five years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 4.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 4.13                             Subsidiaries.  As of the Closing Date, (i) the Borrower does not have any Subsidiary except those listed in Section 4.13 of the Disclosure Schedule or disclosed to the Administrative Agent in writing and (ii) no Restricted Person has any equity investments in any other Person except those listed in Section 4.13 of the Disclosure Schedule and Permitted Investments.  The Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated in Section 4.13 of the Disclosure Schedule or as disclosed to the Administrative Agent in writing.

Section 4.14                             Government Regulation.  Neither the Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 4.15                             Solvency.  Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by the Borrower and each Guarantor, and the consummation of the transactions contemplated hereby and thereby, no Restricted Person will be Insolvent.

Section 4.16                             Title to Properties; Intellectual Property.  Except as set forth in Section 4.16 of the Disclosure Schedule, each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recently delivered Engineering Report and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all material impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.  Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document:  (a) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the Engineering Report, subject to Permitted Liens and (b) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the Engineering Report, except that, in the case of each of clause (a) and (b), no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.  Each Restricted Person possesses, licenses or otherwise has valid rights to use all patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except for such failure to possess such intellectual property, or the rights to license or use it, as would not reasonably be expected to have a material adverse effect on the ownership or operation of any Oil and Gas Property and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.  No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of the Restricted Persons or for which such Restricted Person has ascribed a material value. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now in effect, (ii) the Flood Disaster Protection Act of 1973 as now in effect, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as now in effect, and (iv) the Flood Insurance Reform Act of 2004 as now in effect.

Section 4.17                             Regulation U.  None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Section 4.18                             Leases and Contracts; Performance of Obligations.  The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recently delivered Engineering Report are in full force and effect.  All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the Engineering Report, have been properly and timely paid.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the Engineering Report, where such default would reasonably be expected to adversely affect the ownership or operation of such Oil and Gas Properties that have a Present Value of $500,000 or more.  No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 4.19                             Sale of Production.  Except as set forth in Section 4.19 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (b) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money.  Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 4.19 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recently delivered Engineering Report to which such contract or agreement relates: (i) no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled by such Restricted Person on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are on reasonable commercial terms available with third parties not affiliated with the Restricted Persons.  Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recently delivered Engineering Report that is subject to a production sales contract or marketing contract listed in Section 4.19 of the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property covered by the most recently delivered Engineering Report curtailed substantially below such property’s delivery capacity.  Except as set forth in Section 4.19 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof.  Except as set forth in Section 4.19 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property covered by the most recently delivered Engineering Report may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.  Except as set forth in Section 4.19 of the Disclosure Schedule, there is no Oil and Gas Property covered by the most recently delivered Engineering Report with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property covered by the most recently delivered Engineering Report would entitle it to take; and Section 4.19 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information.  Except as set forth in Section 4.19 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property covered by the most recently delivered Engineering Report without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties.  No Oil and Gas Property covered by the most recently delivered Engineering Report is subject at the present time to any regulatory refund obligation and, to the best of each Restricted Person’s knowledge, no facts exist which might cause the same to be imposed.

Section 4.20                             Operation of Oil and Gas Properties.  The Oil and Gas Properties covered by the most recently delivered Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens.  No Oil and Gas Property covered by the most recently delivered Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on the Oil and Gas Properties covered by the most recently delivered Engineering Report (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable Laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties covered by the most recently delivered Engineering Report (or, in the case of wells located on properties unitized therewith, such unitized properties).  There are no dry holes, or otherwise inactive wells (other than any shut-in wells that the Borrower reasonably anticipates restoring to production based on market conditions), located on the Oil and Gas Properties covered by the most recently delivered Engineering Report or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned.  Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recently delivered Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 4.21                             Material Contracts.  Each Material Contract is in full force and effect.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any Material Contract.

Section 4.22                             Ad Valorem and Severance Taxes; Litigation; Investigations.  Each Restricted Person has paid and discharged all material ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all material production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom.  There are no material suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Restricted Person’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.

Section 4.23                             Taxes.  Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges.  The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.24                             Anti-Terrorism Laws.  Neither the Borrower nor any of its Subsidiaries (i) has violated or is in violation of Anti-Terrorism Laws, (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is an Embargoed Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.25                             Insurance.  Section 4.25 of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums then due have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

Section 4.26                             Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other material Federal, state, local or foreign law dealing with such matters if such failure could reasonably be expected to have a Material Adverse Change. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.27                             Hedging Contracts.  Section 4.27 of the Disclosure Schedule, as of the Closing Date, sets forth, a true and complete list of all Hedging Contracts of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date, and notional amounts or volumes), all credit support relating thereto (including any margin required or supplied) and, to the extent not restricted by the provisions of a confidentiality clause contained in an applicable Hedging

Contract, the counterparty to each such agreement, in each case, as of the date hereof or the date of such report, as applicable.

Section 4.28                             Security Documents.

(a)                                 The Security Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof and (i) when the Instruments (as defined in the Security Documents) and certificates evidencing Pledged Debt (as defined in the Security Documents) or Pledged Equity (as defined in the Security Documents), as applicable, are delivered to the Administrative Agent (or the First Lien Agent as bailee for the Administrative Agent pursuant to the Intercreditor Agreement), the Lien created under Security Documents shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in any such Instruments or certificates, and (ii) when financing statements in appropriate form are filed in the offices specified in Section 4.28(a) of the Disclosure Schedule, the Lien created under the Security Documents will constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Collateral to the extent that such Lien can be perfected by the filing of a financing statement, in each case subject to Permitted Liens.

(b)                                 The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Restricted Persons’ right, title and interest in and to the Mortgaged Property (as defined in the Mortgages) thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified in Section 4.28(b) of the Disclosure Schedule, the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees that until the full and final payment of the Obligations:

Section 5.01                             Payment and Performance.  Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party.  The Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 5.02                             Books, Financial Statements and Reports.  The Borrower will maintain and will cause its Subsidiaries to maintain full and accurate books of account and records.  The Borrower will maintain and will cause its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent who will deliver to each Lender Party at the Borrower’s expense:

(a)                                 As soon as available, and in any event within the Annual Reporting Period, complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with (i) an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by the Borrower and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared; which financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year (if applicable) and (ii) a Compliance Certificate in the form of Exhibit F attached hereto signed by a Responsible Officer of the Borrower (x) stating that he/she has reviewed the Loan Documents, (y) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the requirements of Section 6.12 and (z) stating that no Default or Event of Default exists at the end of such Fiscal Year or at the time of such certificate or specifying the nature and period of existence of any such Default or Event of Default. In addition to the foregoing, if any Subsidiary does not also constitute a Restricted Person, then the annual financial information required by this Section 5.02(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of the Restricted Persons separate from the Borrower’s Consolidated financial condition and results of operations.

(b)                                 As soon as available, and in any event within the Quarterly Reporting Period, the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of the Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes, together with a Compliance Certificate in the form of Exhibit F attached hereto signed by a Responsible Officer of the Borrower (w) stating that such financial statements present fairly in all material respects the Consolidated financial position and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, (x) stating that he/she has reviewed the Loan Documents, (y) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 6.12 and (z) stating that no Default or Event of Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default or Event of Default.  In addition to the foregoing, if any Subsidiary does not also constitute a Restricted Person, then the quarterly financial information required by this Section 5.02(b) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of the Restricted Persons separate from the Borrower’s Consolidated financial condition and results of operations.

(c)                                  As soon as available, and in any event within the Quarterly Reporting Period:

(i)                                     A report certified by a Responsible Officer of the Borrower of all Hedging Contracts of the Restricted Persons that were in effect during such Fiscal Quarter with the purpose and effect of fixing prices on oil, gas, and natural gas liquid production (setting forth the notional amounts or volumes of oil, gas, and natural gas liquids separately on a monthly basis), together with a comparison of such notional quantities to the actual gross volume of production attributable to production during such Fiscal Quarter from the properties described in the most recent Engineering Report (setting forth the actual production amounts or volumes of oil, gas, and natural gas liquids separately on a monthly basis).  Such report shall also provide a listing of all other Hedging Contracts of the Restricted Persons as of the date of such report, setting forth the type, term, effective date, termination date and notional amounts or volumes and, to the extent not restricted by the provisions of a confidentiality clause contained in an applicable Hedging Contract, the counterparty to each such agreement.

(ii)                                  For any Fiscal Quarter during which the Borrower or any Restricted Person has any Appalachia Gathering Contract in effect, a report certified by a Responsible Officer of the Borrower of each such Appalachia Gathering Contract in effect during such Fiscal Quarter (setting forth the notional amounts or volumes of oil, gas or other hydrocarbons separately on a monthly basis).  Such report shall also provide (i) a listing of all other Appalachia Gathering Contracts of the Borrower and each of its Subsidiaries as of the date of such report, setting forth the term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement, and (ii) the percentage of monthly Appalachia Proved Projected Production committed pursuant to all Appalachia Gathering Contracts then in effect, through and including the last month for which any such volumes are thereby committed.

(d)                                 By March 15 of each year, an Engineering Report prepared as of the preceding December 31st (or within 31 days of such date), by Independent Engineers, concerning all Oil and Gas Properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves; provided that such Engineering Report to be prepared as of December 31, 2013 may be prepared by Staff Engineers as of such date.  This report shall distinguish (or shall be delivered together with a certificate from a Responsible Officer of the Borrower which distinguishes) those properties included in the report constituting Collateral from those properties included in the report not constituting Collateral. Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties of the preceding December 31st.

(e)                                  By September 15 of each year, an Engineering Report prepared by Staff Engineers (or at the Borrower’s option, by Independent Engineers) as of the preceding July 1st (or within 31 days of such date), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (d) above.  Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties of the preceding July 1st.

(f)                                   As soon as available, and in any event within the Quarterly Reporting Period, a report describing by lease or unit the gross volume of production and sales attributable to production during such Fiscal Quarter from the Restricted Persons’ Oil and Gas Properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

(g)                                  As soon as available, and in any event within the Annual Reporting Period, a budget for the Restricted Persons’ general and administrative expenses for such Fiscal Year that has been approved by the Board of Managers of the Borrower.

(h)                                 As soon as available, and in any event within two weeks following each of the Borrower’s quarterly Board of Managers’ meetings, any modification to the general and administrative budget that has been approved by the Board of Managers of the Borrower since the date of the general and administrative budget.

(i)                                     If Administrative Agent so requests, as soon as available, and in any event within the Quarterly Reporting Period, a list, by name and address, of those Persons who have purchased production during such Fiscal Quarter from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for the Borrower and each other grantor of a Lien on such Oil and Gas Properties and each such purchaser’s property number for each such Oil and Gas Property.

(j)                                    As soon as available, and in any event within five (5) Business Days of execution, a copy of each Appalachia Gathering Contract that any Restricted Person enters into from time to time.

(k)                                 Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person (other than routine communications and notices, such as borrowing requests) pursuant to the First Lien Credit Agreement and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Loan Documents.

(l)                                     At any time following a Qualified IPO, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the Equity owners of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Administrative Agent pursuant hereto.

(m)                             Concurrently with the distribution of financial statements required under Sections 5.02(a) and (b), notice of the date and time of a conference call with Lenders to discuss such financial information, which conference calls the Borrower shall host not later than 10 Business Days after such distribution.

Documents required to be delivered pursuant to Section 5.02(a), (b) or (l) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address (if any) listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.03                             Other Information and Inspections.  The Borrower will furnish, and will cause its Subsidiaries to furnish, to each Lender any information which the Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the Restricted Persons’ businesses, properties, prospects, financial condition and operations.  The Borrower shall permit, and shall cause its Subsidiaries to permit, representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours following reasonable notice, any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives subject to the provisions of Section 9.16.

Section 5.04                             Notice of Material Events and Change of Address.  The Borrower will promptly, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)                                 the occurrence of any Material Adverse Change;

(b)                                 the occurrence of any Default or Event of Default;

(c)                                  the acceleration of the maturity of any Indebtedness in an amount in excess of $100,000 owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound;

(d)                                 the occurrence of any Termination Event;

(e)                                  any written notice of potential liability of the Restricted Persons under any Environmental Laws which would reasonably be expected to exceed the Environmental Threshold Amount;

(f)                                   the filing of any suit or proceeding, or the assertion in writing of a claim, against any Restricted Person or with respect to any Restricted Person’s properties in which an adverse decision would reasonably be expected to result in liability of the Restricted Persons in excess of the Threshold Amount;

(g)                                  the damage or destruction of any material part of the Collateral;

(h)                                 the occurrence of any “default” or “event of default” under the First Lien Credit Agreement; and

(i)                                     promptly upon receipt thereof, all demands or material notices in connection with the Permitted First Lien Debt or any Permitted Refinancing either received by the Borrower or on its behalf.

Upon the occurrence of any of the foregoing, each Restricted Person will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  The Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty (20) Business Days (or such shorter time as Administrative Agent may approve in writing) prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 5.05                             Maintenance of Properties.  The Borrower shall, and shall cause each Restricted Person to, (a) maintain, preserve, protect, and keep all Collateral and all other material property used or useful in the conduct of its business (i) in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, (ii) in material compliance with all applicable Laws, and (iii) in conformity in all material respects with all applicable contracts, servitudes, leases and agreements, and (b) from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 5.06                             Maintenance of Existence and Qualifications.  Except as permitted by Section 6.04, the Borrower shall, and shall cause each Restricted Person to, maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions within the United States in which Oil and Gas Properties owned or leased by it (and covered by the Security Documents) are located.

Section 5.07                             Payment of Trade Liabilities, Taxes, etc.  The Borrower shall, and shall cause each Restricted Person to, (a) timely file all material required tax returns including any extensions; (b) timely pay all material taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.  Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 5.08                             Insurance.

(a)                                 The Borrower shall, and shall cause each Restricted Person to, at all times maintain (at its own expense) insurance for all Collateral and its other property in accordance with industry standards for reasonably prudent operators of oil and gas properties, which insurance shall be by financially sound and reputable insurers.  The Borrower will furnish to each Lender, upon written request, full information as to the insurance carried.  All insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to the First Lien Administrative Agent and the Administrative Agent as their respective interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to the Administrative Agent, (c) to provide for any other matters specified in any applicable Security Document or which the Administrative Agent may reasonably require; and (d) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

(b)                                 Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with industry standards for reasonably prudent operators of oil and gas properties, which insurance shall be by financially sound and reputable insurers. Each policy for liability insurance shall contain a severability of interests clause which provides for all losses to be paid on behalf of the First Lien Administrative Agent (for the benefit of First Lien Lenders) and the Administrative Agent (for the benefit of Lenders), who shall be additional insureds as their respective interests may appear, and the Restricted Persons, who shall be named insureds. In respect of first party policies, each policy insuring loss or damage to Collateral shall provide for all losses to be paid directly to the Administrative Agent as loss payee.  Each such first party policy shall in addition (A) name the appropriate Restricted Person and the Administrative Agent and Lenders as loss payees thereunder (without any representation or warranty by or obligation upon the Administrative Agent or Lenders) as their interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to the Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by any Restricted Person, (C) provide that there shall be no recourse against Administrative Agent or Lenders for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to Administrative Agent by the insurer.  The Borrower will, if so requested by the Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons.

(c)                                  Reimbursement under any liability insurance maintained by the Restricted Persons pursuant to this Section 5.08 may be paid directly to the Person who has incurred the liability covered by such insurance.  With respect to any loss involving damage to Collateral, the Borrower will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Restricted Person pursuant to this Section 5.08 that are received by the Administrative Agent shall be paid to such Restricted Person by the Administrative Agent as reimbursement for the costs of such repairs or replacements at the time such repairs or replacements are made or acquired.

Section 5.09                             Performance on the Borrower’s Behalf.  If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document when due, the Administrative Agent may, but shall not be obligated to, pay the same after notice of such payment by the Administrative Agent is given to the Borrower.  The Borrower shall promptly reimburse the Administrative Agent for any such payments and each amount paid by the Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by the Administrative Agent.

Section 5.10                             Minimum Hedged Volumes.  On or prior to the Closing Date, the Restricted Persons shall enter into, and at all times thereafter maintain, Hedging Contracts with one or more Approved Counterparties that have notional volumes of not less than 70% of Restricted Persons’ Forecasted PDP Reserve Production, calculated on a MMBtue basis for each of crude oil, natural gas liquids and natural gas, for an initial period ending on December 31, 2015 and for rolling 18-month periods thereafter.

Section 5.11                             Compliance with Agreements and Law.  The Borrower shall, and shall cause each Restricted Person to, perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound.  The Borrower shall, and shall cause each Restricted Person to, conduct its business and affairs in compliance in all material respects with all Laws applicable thereto.  Each Restricted Person will cause all licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect in all jurisdictions in which it has an office or in which Oil and Gas Properties covered by the Security Documents are located except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 5.12                             Environmental Matters; Environmental Reviews.

(a)                                 The Borrower shall, and shall cause each Restricted Person to comply, in all material respects with all Environmental Laws now or hereafter applicable to such Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.  The Borrower shall, and shall cause each Restricted Person to obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for and material to the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report and will maintain such authorizations in full force and effect.  None of the Borrower or any Subsidiary will do anything or permit anything to be done which will subject any of its properties to any material remedial obligations under, or result in noncompliance in any material respect with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.  Upon the Administrative Agent’s reasonable request at any time and from time to time when an Event of Default exists, the Borrower will provide at its own expense an environmental inspection of any of the Borrower’s and the Subsidiaries’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by the Administrative Agent.

(b)                                 The Borrower will promptly furnish to the Administrative Agent copies of (i) all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower or any Subsidiary, or of which a Responsible Officer of the Borrower or any Subsidiary otherwise has notice, pending or threatened against such Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with the such Person’s ownership or use of its properties or the operation of its business and (ii) all written requests for information, notices of claim, demand letters, and other notifications, received by the Borrower or any Subsidiary in connection with such Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, in each such case (i) or (ii) where such Responsible Officer has concluded that the potential liability of which exceeds, when aggregated with all such other violations, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, or would reasonably be expected to exceed the Environmental Threshold Amount in a Fiscal Year.

Section 5.13                             Evidence of Compliance.  The Borrower will furnish to each Lender at the Borrower’s expense all evidence which the Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations and warranties (when made) and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 5.14                             Bank Accounts; Offset.  To secure the repayment of the Obligations, the Borrower hereby grants to each Lender and each of its Affiliates, a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender or any of its Affiliates, at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of any Restricted Persons now or hereafter held or received by or in transit to any Lender or any of its Affiliates, from or for the account of any Restricted Person, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of any Restricted Person with any Lender or any of its Affiliates, and (c) any other credits and claims of any Restricted Person at any time existing against any Lender, including claims under certificates of deposit.  Subject to the terms of the Intercreditor Agreement, at any time and from time to time after the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates, is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to any Restricted Person except as set forth below in this section), any and all items hereinabove referred to; irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Restricted Persons may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such items.  The remedies of foreclosure and offset are separate and cumulative, and subject to the terms of the Intercreditor Agreement, either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 5.15                             Guaranties of the Borrower’s Subsidiaries.  The Borrower shall cause (a) each Subsidiary existing as of the date hereof prior to the making of any Loan hereunder, (b) each wholly owned Domestic Subsidiary created, acquired or coming into existence after the date hereof within twenty (20) days after such creation, acquisition and coming into existence, and (c) each less than wholly owned Domestic

Subsidiary created, acquired or coming into existence after the date hereof which is required to guarantee the obligations under the First Lien Loan Documents concurrently with the delivery of such guaranty of the obligations under  First Lien Loan Documents, in each case, to execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of the Borrower hereunder; provided that the guaranty required under this Section 5.15 shall be similar in form and substance to such Subsidiary’s guaranty of the obligations under the First Lien Loan Documents. The Borrower will deliver to the Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 5.16                             Agreement to Deliver Security Documents.

(a)                                 The parties agree that the Obligations shall be secured by first and prior Liens (subject only in priority to the Liens securing the First Lien Obligations) covering and encumbering (i) at least the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of each Domestic Subsidiary, (iii) all of the issued and outstanding non-voting Equity and 66.6% of voting Equity of each Subsidiary not constituting a Domestic Subsidiary held by any Domestic Subsidiary, and (iv) all other personal property of the Restricted Persons.  On the Closing Date, each Restricted Person shall deliver to the Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to the Administrative Agent.  Notwithstanding any other provision of this Agreement, Equity received in exchange for a Vista Gathering Sale shall not be subject to the requirements of this Section 5.16(a) unless such Equity is pledged, and only for so long as it is so pledged, under the First Lien Loan Documents.

(b)                                 If all or any part of the assets that comprise the Vista Gathering System are held by any Restricted Person on January 1, 2015, Borrower shall, or shall cause the applicable Restricted Person, as promptly as practicable, and in any event within twenty (20) days, to execute and deliver to the Administrative Agent, for the ratable benefit of each Lender, Security Documents in form and substance acceptable to the Administrative Agent and duly executed by the applicable Restricted Person, together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens (subject only in priority to the Liens securing the First Lien Obligations) covering and encumbering such assets.

(c)                                  If requested by the Administrative Agent, the Borrower will from time to time deliver favorable title opinions or updates of title opinions from legal counsel reasonably acceptable to the Administrative Agent (or other title information satisfactory to the Administrative Agent in its sole discretion) with respect to (at the Borrower’s election) either (i) at least eighty percent (80%) of the Present Value of the Restricted Persons’ Proved Reserves reflected in the Engineering Report most recently delivered pursuant to Section 5.01(d) or (ii) (A) at least ninety-five percent (95%) of the Present Value of the Restricted Persons’ Proved Developed Producing Reserves reflected in the Engineering Report most recently delivered pursuant to Section 5.01(d) and (B) a percentage satisfactory to Administrative Agent in its reasonable discretion of the Present Value of the Restricted Persons’ Proved Developed Nonproducing Reserves and the Proved Undeveloped Reserves reflected in the Engineering Report most recently delivered pursuant to Section 5.01(d); and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

(d)                                 If requested by the Administrative Agent, the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to any Restricted Person’s Proved Reserves, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 6.02 raised by such information or (ii) deliver additional title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the percentage of Present Value specified in Section 5.16(c).

(e)                                  In the event that the Borrower or any of its Subsidiaries grants a Lien on any property to secure any obligations under the First Lien Loan Documents, the Borrower will, and will cause such Subsidiary to, contemporaneously therewith grant to the Administrative Agent to secure the Obligations a Lien on the same property pursuant to the Security Documents similar in form and substance to the grant of the Lien to secure the obligations under the First Lien Loan Documents.

Section 5.17                             Perfection and Protection of Security Interests and Liens.  The Borrower will from time to time deliver, and will cause each other Restricted Person from time to time to deliver, to the Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by the Restricted Persons in form and substance satisfactory to the Administrative Agent, which the Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral or required to secure the Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management.  Each Restricted Person hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 5.18                             Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents and subject to the terms of the Intercreditor Agreement, the Restricted Persons are and will be assigning to the Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred, the Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  Upon the occurrence of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms of the Intercreditor Agreement and subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by the Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether intentional or inadvertent, by the Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by the Administrative Agent or Lenders to the Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 5.19                             Leases and Contracts; Performance of Obligations.  Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder.  Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property.  Each Restricted Person will promptly notify the Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees that until the full and final payment of the Obligations:

Section 6.01                             Indebtedness.  No Restricted Person will in any manner incur, owe or be liable for Indebtedness except:

(a)                                 the Obligations;

(b)                                 purchase money Indebtedness or Capital Lease Obligations in an aggregate principal amount not to exceed $10,000,000 at any time, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;

(c)                                  Indebtedness arising under Hedging Contracts permitted under Section 6.03;

(d)                                 obligations incurred under the First Lien Loan Documents, including obligations in respect of Hedging Contracts and cash management obligations as contemplated therein, provided that the aggregate principal amount of loans and the face amount of letters of credit under the First Lien Loan Documents do not to exceed the Borrowing Base in effect on the date such loan is borrowed or such letter of credit is issued (provided that such Borrowing Base is a traditional conforming corporate banking borrowing base for oil and gas secured loan transactions, similar to that under the First Lien Credit Agreement on the Closing Date, including customary mechanisms for periodic redeterminations thereof), and subject to the terms of the Intercreditor Agreement (the “Permitted First Lien Debt”), and any Permitted Refinancing thereof;

(e)                                  unsecured intercompany Indebtedness between or among Restricted Persons so long as such Indebtedness is subordinated in all respects to the Obligations on terms acceptable to the Administrative Agent; provided, that (i) any subsequent issuance or transfer of Equity that results in any such Indebtedness being held by a Person other than a Restricted Person and (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Restricted Person, will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Loan Party, that was not permitted by this Section 6.02(e);

(f)                                   Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Borrower or any Subsidiary in the ordinary course of business or obligations and workers’ compensation claims in the ordinary course of business;

(g)                                  endorsements of negotiable instruments for collection in the ordinary course of business;

(h)                                 Indebtedness arising under cash management agreements with any financial institution in which the Borrower or any of its Subsidiaries maintains a deposit account; and

(i)                                     miscellaneous items of unsecured Indebtedness of the Borrower and its Subsidiaries not described in subsections (a) through (h) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $10,000,000 in aggregate principal amount at any one time outstanding.

Section 6.02                             Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 6.03                             Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)                                 Commodities.  Hedging Contracts entered into with the purpose and effect of fixing prices on oil, gas, and natural gas liquids expected to be produced by the Restricted Persons, provided that at all times: (i) no such Hedging Contract fixes a price for a term of more than sixty (60) months after such contract is entered into; (ii) the aggregate monthly production covered by all such contracts (determined, (A) in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent and (B) by excluding basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) for any single month does not in the aggregate exceed the greater of (x) for the five-year period following the date such contract is executed, ninety percent (90%) of the Restricted Persons’ aggregate Total PDP Projected Production, and (y) for the two-year period following the date such contract is executed, eighty-five percent (85%) of the Restricted Persons’ aggregate Total Proved Projected Production, and for periods thereafter to the sixtieth month following the date such contract is executed, seventy-five percent (75%) of the Restricted Persons’ aggregate Total Proved Projected Production; provided that a waiver of the corresponding covenant under the First Lien Credit Agreement shall automatically be deemed to constitute  waiver of the covenant set forth in this clause (a)(ii); (iii) except for letters of credit and the Collateral under the First Lien Security Documents with respect to First Lien Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is entered into with an Approved Counterparty.  The percentages set forth in clause (ii) of the preceding sentence must be calculated and measured separately for projected oil, gas, and natural gas liquid production.

(b)                                 Interest Rates.  Hedging Contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed seventy-five percent (75%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is entered into with an Approved Counterparty.

(c)                                  Put Options; Cap Transactions.  Notwithstanding the foregoing provisions of this Section 6.03, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil, gas or natural gas liquids produced by, call options or cap transactions with respect to gas expected to be purchased by, or cap transactions with respect to principal balances of indebtedness of, any Restricted Person; provided, however, that any such put or call options or cap or floor transactions shall be solely for hedging, and not for speculative purposes, and the Restricted Persons shall have no obligations thereunder other than payment of the applicable premium for any such put or call options or cap or floor transactions.

Section 6.04                             Limitation on Mergers.  No Restricted Person will merge or consolidate with or into any other Person except that (a) any Subsidiary may be merged into or consolidated with (i) another Subsidiary, so long as a Guarantor is the surviving business entity, or (ii) the Borrower, so long as the Borrower is the surviving business entity, and (b) Vantage II may be merged into or consolidated with (i) any Subsidiary pursuant to an Asset Acquisition in accordance with Section 6.07, or (ii) the Borrower or any Subsidiary, so long as (A) the Borrower or such Subsidiary is the surviving business entity and (B) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date on which any such merger or consolidation is to be consummated, a certificate (in form and detail satisfactory to the Administrative Agent) of a Responsible Officer, certifying that all of the requirements set forth in clauses (i) through (iv) of the proviso in clause (b)(ii) of Section 6.07, mutatis mutandis, have been satisfied or will be satisfied on or prior to the consummation of such merger or consolidation.

Section 6.05                             Limitation on Sales of Property.  No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its assets or properties or any interest therein (including Equity in any Subsidiary), or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except:

(a)                                 equipment which is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b)                                 inventory (including oil and gas and other hydrocarbons sold as produced and seismic data) which is sold in the ordinary course of business;

(c)                                  receivables that are compromised or settled for less than the full amount thereof, discounted, or extended, in each case in the ordinary course of business so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(d)                                 sales of property by any Restricted Person to any other Restricted Person;

(e)                                  a Vista Gathering Sale;

(f)                                   farmouts and Asset Swaps of undeveloped acreage to which no Proved Reserves are properly attributed and assignments in connection with such farmouts;

(g)                                  Asset Sales by the Borrower or any Subsidiary not otherwise permitted by this Section 6.04; provided (i) no Default or Event of Default then exists or would result therefrom; (ii) at least 75% of the aggregate consideration received by the Borrower or any Subsidiary in such Asset Sale is in the form of cash; and (iii) the Borrower or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets subject to such Asset Sale; and

(h)                                 other sales and dispositions, provided that the fair market value of the property subject of such sales and dispositions does not exceed $1,000,000 in the aggregate in any Fiscal Year.

Section 6.06                             Restricted Payments.  No Restricted Person will declare or make, directly or indirectly, any Distribution, other than:

(a)                                 Distributions payable to the Borrower or to Guarantors that are Subsidiaries of the Borrower;

(b)                                 provided no Default or Event of Default shall have occurred or would result therefrom, Distributions to the holders of Borrower’s Equity in an aggregate amount not to exceed of the Net Cash Proceeds received by any Restricted Person from any Vista Gathering Sale;

(c)                                  provided no Default or Event of Default shall have occurred or would result therefrom, cash redemptions of Capital Interests and Management Incentive Units (each as defined in the Borrower LLC Agreement) upon the termination of the employment of such employee;

(d)                                 for so long as the Borrower is treated as a disregarded or pass through entity for federal income tax purposes, Tax Distributions (as defined in the Borrower LLC Agreement) in accordance with the provisions of Section 4.3 of the Borrower LLC Agreement as in effect on the date hereof (“Permitted Tax Distributions”); provided that the Applicable Percentage of Cumulative Taxable Income (as such terms are defined in the Limited Liability Agreement) shall be computed (for purposes of this Section 6.06) by applying, for each item of income, gain, loss and deduction that enters into the determination of Cumulative Taxable Income (as defined in the Borrower LLC Agreement), the applicable tax rates in effect for the Fiscal Quarter in which the item is recognized for purposes of the applicable tax;

provided, further that in the case of Distributions pursuant to Section 6.06(b) or (c) the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower describing the amount of such Distribution and certifying, as of the date of such Distribution, that no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.07                             Limitation on Investments and New Businesses.  No Restricted Person will (A) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its businesses and operations as presently conducted, or (B) make any Investments other than:

(a)                                 Permitted Investments;

(b)                                 Asset Acquisitions complying with each of the following:

(i)                                     substantially all of such business, assets and operations so acquired, or of the Person so acquired, consists of a business or operations similar or related to such Restricted Persons’ businesses and operations as presently conducted;

(ii)                                  any newly-created or acquired Subsidiary shall comply with the requirements of Sections 5.15 and 5.16;

(iii)                               such Asset Acquisition does not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Managers (or the persons performing similar functions) of the Borrower or such Subsidiary if the Board of Managers is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv)                              immediately before and immediately after giving pro forma effect to any such Asset Acquisition, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrower and its Subsidiaries shall be in compliance with the covenant set forth in Section 6.12, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and Lenders pursuant to Section 5.02(a) or (b) as though such Asset Acquisition had been consummated as of the first day of the fiscal period covered thereby and upon the basis of engineering information with respect to any Oil and Gas Properties so acquired prepared by Independent Engineers; and

(v)                                 the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date on which any such Asset Acquisition is to be consummated, a certificate (in form and detail satisfactory to the Administrative Agent) of a Responsible Officer, certifying that all of the requirements set forth in the preceding clauses (i) through (iv) have been satisfied or will be satisfied on or prior to the consummation of such Asset Acquisition.

Section 6.08                             Limitation on Credit Extensions.  Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 6.09                             Transactions with Affiliates.  No Restricted Person will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable in a comparable transaction at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions between or among Restricted Persons.

Section 6.10                             Prohibited Contracts.  Except as expressly provided for in the Loan Documents or the First Lien Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction (or other consensual restriction) on the ability of any Restricted Person to: (a)

pay dividends or make other distributions to the Borrower, (b) to redeem Equity interests held in it by the Borrower, (c) to repay loans and other indebtedness owing by it to the Borrower, or (d) to transfer any of its assets to the Borrower, except in the case of clause (d) for (i) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements (ii) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (iii) limitations and restrictions arising in connection with Permitted Liens affecting only property subject to such Permitted Lien, (iv) any restriction imposed on particular assets or properties pursuant to an agreement entered into for a sale of such assets or properties not prohibited by Section 6.05 of this Agreement pending the closing of such sale, and (v) limitations and restrictions arising or existing by reason of applicable Law.  No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 6.11                             Certain Amendments and Modifications.  No Restricted Person will:

(a)                                 permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any material Indebtedness any of the Restricted Person other than amendments, restatements, supplements or modifications to the First Lien Documents not prohibited by the Intercreditor Agreement (provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification, amendment, termination or release).

(b)                                 waive, supplement, modify or amend any Material Contract, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification or amendment).

(c)                                  waive, supplement, modify or amend of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such waiver, supplement, modification or amendment).

Section 6.12                             Minimum Asset Coverage Ratio.  Beginning with the Fiscal Quarter ending December 31, 2013, the Borrower will not permit the (a) Asset Coverage Ratio to be less than 1.50 to 1.00 as of the end of any Fiscal Quarter or (b) Present Value of the Restricted Persons’ Oil and Gas Properties (excluding, for purposes of this Section 6.12(b), the Present Value of the Restricted Persons’ Proved Undeveloped Reserves) as of the end of any Fiscal Quarter to be less than $140,000,000.

Section 6.13                             Capital Expenditures.  Borrower will not, and will not permit any other Restricted Person to make Capital Expenditures with respect to the Vista Gathering System during the Fiscal Year ending December 31, 2014 in excess of $35,000,000 in the aggregate.

ARTICLE VII

Events of Default

Section 7.01                             Events of Default.  In case of the happening of any of the following events (“Event of Default”):

(a)                                 Any Restricted Person fails to pay any principal component of the Loans when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)                                 Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c)                                  Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 5.04, 5.18 or Article VI;

(d)                                 Any Restricted Person fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party that is applicable to such Restricted Person, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

(e)                                  Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable against a Restricted Person as warranted in Section 4.05 for any reason other than its release or subordination by the Administrative Agent or all Lenders as applicable;

(f)                                   (i) Any Restricted Person shall fail to pay when due any portion of the principal of or interest on any Permitted First Lien Debt or Permitted Refinancing thereof or any of its other Indebtedness (other than the Obligations), in excess of the Threshold Amount; or (ii) any “event of default” under the First Lien Credit Agreement shall have occurred or any other event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur, if the effect of such event is to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity (other than prepayments required as a result of the sale of assets);

(g)                                  A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

(h)                                 Any Restricted Person:

(i)                                     suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of sixty days; or

(ii)                                  commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)                               suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)                              suffers the entry against it of a final judgment for the payment of money in an aggregate amount (as to all such judgments) in excess of the Threshold Amount (not covered by insurance), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)                                 suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

(i)                                     A Change of Control occurs; or

(j)                                    The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto (or in the case of the Intercreditor Agreement, against any other party thereto), or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on  the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Documents, or the Borrower or any Guarantor or any of their Affiliates shall so state in writing.

then, and in every such event (other than an event describe in subsection (h)(i), (h)(ii) or (h)(iii) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request of the Majority Lenders by notice to the Borrower declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event describe in subsection (h)(i), (h)(ii) or (h)(iii) above, the principal of the Loans then outstanding, accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02          Remedies.  If any Event of Default shall occur and be continuing, subject to the terms of the Intercreditor Agreement, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 7.03                             Application of Proceeds after Acceleration.  After the exercise of remedies provided for in Section 7.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to the terms of the Intercreditor Agreement, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent (including fees of outside counsel to the Administrative Agent) and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among Lenders, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent; Etc.

Section 8.01                             Appointment and Authority.  Each Lender hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Majority Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 8.02                             Rights as a Lender. The institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03                             Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative

Agent is instructed in writing to exercise by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 0 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04                             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05                             Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.06                             Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Section 8.07                             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 8.08                             No Other Duties.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document and each of the Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent provided herein and in the other Loan Documents.  Without limitation of the foregoing, none of the Arrangers in their capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Restricted Person or any other Person.

ARTICLE IX

Miscellaneous

Section 9.01                             Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)                                 if to the Borrower, to it at 116 Inverness Drive East, Suite 107, Englewood, CO 80112, Attention of Thomas B. Tyree, Jr., Telephone No.: 303-386-8602, Fax No.: 303-386-8702, Email: tom.tyree@vantageenergy.com;

(b)                                 if to the Administrative Agent, to Credit Suisse, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax No.: 212-322-2291, Email:  agency.loanops@credit-suisse.com; and

(c)                                  if to a Lender, to it at its address (or fax number) set forth on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b)certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lender Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facility, and (3) all financial statements and accompanying information and certificates delivered pursuant to Section 5.02(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD

PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY RESTRICTED PERSON, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY RESTRICTED PERSON’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02                             Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

Section 9.03                             Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04                             Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent of:

(i)                                     the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that (A) no consent of the Borrower shall be required if (1) such assignment is made in connection with the primary syndication of the Commitments and Loans, (2) such assignment is made by a Lender to an Affiliate of such Lender or a Related Fund of such Lender or (3) an Event of Default under Section 7.01(a), (b) or (h)(i), (h)(ii) or (h)(iii) has occurred and is continuing, and (B) if the Borrower has not responded within ten (10) Business Days after the delivery of any request for a consent, such consent shall be deemed to have been given; and

(ii)                                  the Administrative Agent (not to be unreasonably withheld or delayed);

provided, however, that (i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Restricted Persons and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the Initial Financial Statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders

may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)                                   Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”)  in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or releasing all or substantially all of the value of the Guarantees or all or substantially all of the Collateral).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant

Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)                                  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)                                 Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any

SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)                                    The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05                             Expenses; Indemnity.  (a)  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent in connection with the syndication of the Credit Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent (and, if necessary, by a firm of local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest, one additional firm of counsel to the affected Lenders) or (ii) all out-of-pocket expenses incurred by the Arrangers, the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

(b)                                 The Borrower agrees to indemnify the Arrangers, the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Restricted Person or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans (in each case, determined as if no Lender were a Defaulting Lender).

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)                                  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06                             Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07                             Applicable Law.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) (IN EACH CASE, OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.08                             Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Restricted Person therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease the amount of, or extend the date for, payment of any Fees or the Applicable Premium of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (v) reduce the percentage contained in the definition of the term “Majority Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(c)                                  The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 9.09                             Interest Rate Limitation.  Notwithstanding any provision herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10                             Entire Agreement.  This Agreement, the Fee Letter, the other Loan Documents and any written agreement regarding the payment of Fees constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                             Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13                             Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15                             Jurisdiction; Consent to Service of Process.  (a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or their respective properties in the courts of any jurisdiction.

(b)                                 The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16                             Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or their business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17                             Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Restricted Person or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Restricted Person, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Restricted Person.

Section 9.18                             USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19                             Intercreditor Agreement.  Reference is made to the Intercreditor Agreement dated as of December 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Wells Fargo Bank, N.A., as First Lien Administrative Agent (as defined therein), and Credit Suisse AG, as Second Lien Administrative Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the First Lien Lenders to permit the incurrence of Obligations under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VANTAGE ENERGY, LLC,

by
/s/ Thomas B. Tyree, Jr.
Name: Thomas B. Tyree, Jr.
Title: President, Chief Executive Officer and Secretary

Signature Page to Second Lien Credit Agreement (Vantage Energy, LLC)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and a Lender,

by
/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Authorized Signatory

by
/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

Signature Page to Second Lien Credit Agreement (Vantage Energy, LLC)

SCHEDULE 1

LENDERS SCHEDULE

	Percentage Share		Commitment Amount
Domestic Lending Office:		%	$

[Credit Suisse]

Eurodollar Lending Office:

[ ]

Domestic Lending Office:

[ ]		%	$

Eurodollar Lending Office:

[ ]

Total	100%			$200,000,000.00